Exhibit 99.1

F & M Bank Corp.---News and Financials

F & M BANK CORP. ANNOUNCES NEW LOAN PRODUCTION OFFICES

TIMBERVILLE, VA—October 1, 2012—F & M Bank Corp. (OTCBB: FMBM), parent company of Farmers & Merchants Bank (“F&M Bank), has announced the recent opening of two new loan production offices.

On October 1, 2012, F&M Bank opened a loan production office in Fishersville, VA. This office is currently staffed with a Business Development/Commercial Loan Officer. Future plans include hiring one or more Mortgage Lenders in cooperation with our affiliate VBS Mortgage. Dean Withers, President and CEO, commented “We’re excited to be expanding further into the Augusta County market. We previously only provided limited services to Augusta County through our courier service and the proximity of our branch office in Bridgewater, VA, which served portions on northern Augusta County. Fishersville is a vibrant and growing market within Augusta County and offers wonderful growth opportunities for our bank.”

On September 25, 2012, F&M Bank began operations of a loan production office in Penn Laird, VA which specializes in providing automobile financing through a network of automobile dealers. Dean Withers stated “We are fortunate to staff our new Dealer Finance Division with three officers that have extensive experience in Dealer Finance. This office is serving the automobile finance needs for customers of dealers throughout the existing geographic footprint of F&M Bank. Approximately thirty dealers have signed contracts with us to originate loans on behalf of F&M Bank. We will also continue to seek opportunities to add more dealers to our network.”

Finally, Withers noted, “We’re gratified by the reception we are already receiving from the automobile dealers and commercial customers in these two new markets for F&M Bank. It is an exciting time for us as we continue to grow and expand on the community banking foundation that was first started by a group of enterprising farmers and merchants over 100 years ago.”

F & M Bank Corp. is an independent, locally-owned, community bank holding company, offering a full range of financial services, through its subsidiary bank, F&M Bank’s nine branch offices in Rockingham, Shenandoah and Page Counties, Virginia. Additional information may be found by contacting us on the internet at www.farmersandmerchants.biz or by calling: (540) 896-8941.

This press release may contain “forward-looking statements” as defined by federal securities laws, which may involve significant risks and uncertainties. These statements address issues that involve risks, uncertainties, estimates and assumptions made by management, and actual results could differ materially from the results contemplated by these forward-looking statements. Factors that could have a material adverse effect on our operations and future prospects include, but are not limited to, changes in: interest rates, general economic conditions, legislative and regulatory policies, and a variety of other matters. Other risk factors are detailed from time to time in our Securities and Exchange Commission filings. Readers should consider these risks and uncertainties in evaluating forward-looking statements and should not place undue reliance on such statements. We undertake no obligation to update these statements following the date of this press release.

SOURCE:	F & M Bank Corp.
CONTACT:	Neil Hayslett, EVP/CFO, Farmers & Merchants Bank 540-896-8941 or neilhayslett@farmersandmerchants.biz